Exhibit 99.1

Sunny Holcomb

(914) 288-8100

ACADIA REALTY TRUST REPORTS THIRD QUARTER 2019 OPERATING RESULTS

RYE, NY (October 23, 2019) - Acadia Realty Trust (NYSE: AKR) (“Acadia” or the “Company”) today reported operating results for the quarter ended September 30, 2019. All per share amounts are on a fully-diluted basis.

Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), through which the Company owns and operates assets in the nation’s most dynamic urban and street-retail corridors, and a series of discretionary, institutional funds (“Funds”) that target opportunistic and value-add investments.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to net income, funds from operations ("FFO") and net operating income ("NOI").

Highlights

•	Earnings: Generated GAAP earnings per share of $0.12 and FFO per share of $0.34 for the third quarter
•	Core Portfolio Operating Results:
◦

In line with expectations, the Company generated same-property net operating income growth of 3.1% for the third quarter and 4.1% year to date (excluding redevelopments), driven by its street and urban portfolio

◦	Continued leasing progress across the portfolio including the execution of several key street leases in New York City
◦	Reported 94.9% leased occupancy as of September 30, 2019
•

Core Acquisition Activity: During the third quarter, the Company continued to execute its strategy of building scale in its key street locations by completing core acquisitions of $32.9 million consisting of a previously announced property on Greene Street in Soho ($25.1 million) and adding two properties within its W Armitage Avenue corridor in Lincoln Park ($7.8 million). On Greene Street and W Armitage Avenue, the Company now owns three and seven contiguous buildings, respectively. To date, the Company has acquired, or entered into contracts or agreements in principle to acquire $180.3 million of core acquisitions

•

Fund Acquisition/Disposition Activity: During the third quarter, the Company completed $141.8 million of Fund V investments and $318.0 million year to date. During the third quarter, the Company completed $67.5 million of fund dispositions and $78.0 million year to date in addition to a $15.3 million monetization of a preferred equity investment

•

Balance Sheet: Maintained balance sheet metrics by match-funding and pre-funding its core acquisitions; raising proceeds of $61.6 million during the quarter and $137.8 million through September 30, 2019 at an average gross issuance price per share in excess of $28.60 through the Company’s at-the-market (“ATM”) program. At September 30, 2019, substantially all of Core Portfolio debt was fixed at an average rate of 3.8% with a debt to EBITDA ratio of 4.7x

•

Guidance Update: The Company tightened its annual 2019 earnings per share and FFO guidance ranges: earnings per share $0.44 to $0.50 and FFO per share $1.40 to $1.42. The FFO guidance for the fourth quarter does not incorporate any significant transactional or other non-recurring items. The Company reaffirms its annual same property net operating income growth guidance of 3.5% to 4.5%

“We reported another strong quarter operationally along with robust investment activity. We have completed approximately $400.0 million of core and fund acquisitions to date with a strong pipeline,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “We continue to see solid leasing trends with respect to our existing portfolio.

With plenty of dry powder, we are well positioned to continue to execute on our accretive external growth initiatives. Looking ahead for the balance of the year and into 2020, while we remain cognizant of the current geopolitical and economic factors, we continue to see opportunities emerging from this volatility.”

FINANCIAL RESULTS

A complete reconciliation, in dollars and per share amounts, of net income attributable to common shareholders to FFO attributable to common shareholders and operating income to NOI is included in the financial tables of this release.

Net Income

Net income attributable to common shareholders for the quarter ended September 30, 2019 was $10.5 million, or $0.12 per share. Net income attributable to common shareholders for the quarter ended September 30, 2018 was $9.2 million, or $0.11 per share.

Net income attributable to common shareholders for the nine months ended September 30, 2019 was $31.7 million, or $0.38 per share, including $5.8 million, or $0.07 per share, related to a previously-announced accelerated tenant recapture. Net income attributable to common shareholders for the nine months ended September 30, 2018 was $24.3 million, or $0.29 per share.

FFO

FFO for the quarter ended September 30, 2019 was $31.0 million, or $0.34 per share, compared to $30.1 million, or $0.35 per share for the quarter ended September 30, 2018.

FFO for the nine months ended September 30, 2019 was $97.6 million, or $1.09 per share, including $5.8 million, or $0.07 per share related to previously-announced accelerated tenant recaptures. FFO was $89.1 million, or $1.01 per share, for the nine months ended September 30, 2018.

CORE PORTFOLIO

Core Operating Results

The Company had solid same-property net operating income growth of 3.1% for the third quarter (before redevelopments), as compared to 3.4% in the third quarter of 2018, and 4.1% for the nine months ended September 30, 2019, as compared to 1.1% for the nine months ended September 30, 2018. This was driven by contractual rental growth and profitable re-leasing of key street/urban properties. The Company has delivered approximately 27,800 square feet of space to Uniqlo on State and Washington in Chicago with rent commencement expected during the fourth quarter.

To date, the Company has executed several key street leases including 154 Spring Street (New York City), 135 Prince Street (New York City) and 61 Main Street (Westport, CT).

The Core Portfolio was 93.5% occupied and 94.9% leased as of September 30, 2019 compared to 93.6% occupied and 94.6% leased as of June 30, 2019. The leased rate includes space that is leased but not yet occupied and excludes development and redevelopment properties.

During the third quarter, the Company generated an 18.7% and 4.5% increase in rent on a GAAP and cash basis, respectively, on 17 conforming new and renewal leases aggregating approximately 255,000 square feet.

Core Acquisitions

During the nine months ended September 30, 2019, the Company acquired, or entered into contracts or agreements in principle to acquire, $180.3 million of Core Portfolio properties. Through September 30, 2019, the Company has closed on $82.4 million, which consist of $74.6 million from the previously-announced Core Portfolio acquisitions and $7.8 million in Chicago on W Armitage Ave. Amounts below are inclusive of transaction costs.

Soho, New York, NY. The Company has acquired or entered into contracts to acquire $121.8 million of New York City street retail assets in Soho. To date, of the $121.8 million, $74.6 million consisting of four buildings on Greene Street (three of which are contiguous) have closed and $47.2 million remain under contract at September 30, 2019.

47 Greene Street, New York, NY. In July, the Company acquired 47 Greene Street for $25.1 million in an off-market transaction. 47 Greene Street, which is adjacent to the Company’s other Greene Street acquisitions, is a retail property leased to Theory.

The Company expects to complete the remaining Greene Street properties under contract in late 2019 and early 2020.

849 and 912 W Armitage Avenue, Chicago, IL. In September, the Company acquired 849 and 912 W Armitage Avenue for an aggregate of $7.8 million. With these acquisitions, the Company now owns ten buildings (seven of which are contiguous) on this prime stretch of W Armitage Avenue, a premier retail corridor in Lincoln Park with an exciting line-up of retailers including: Allbirds, Bonobos, Warby Parker, Lively, Parachute, Outdoor Voices, Serena & Lily and Marine Layer.

The Melrose Place Collection, Los Angeles, CA. The Company has entered into a contract to acquire five contiguous store fronts on Melrose Place for $47.7 million in Los Angeles, CA. This acquisition expands its existing presence on the West Coast into Southern California. Melrose Place is located within proximity to Beverly Hills and West Hollywood and is leased to a variety of high-quality luxury tenants, including Chloe (a subsidiary of Richemont), The Row, Melanie Grant, L’Agence, Oscar de la Renta and Violet Gray.

Acquisitions completed to date, along with the remaining assets under contract, were pre-funded with equity raised under the Company’s ATM program at an average gross price per share in excess of $28.60.

No assurance can be given that the Company will successfully close on the remaining acquisitions under contract, which are subject to customary closing conditions.

FUND PLATFORM

Fund Acquisitions

The Company completed the following acquisitions during the third quarter 2019. Amounts below are inclusive of transaction costs.

Landstown Commons, Virginia Beach, VA (Fund V). In August, Fund V closed on the purchase of Landstown Commons, a 400,000 square-foot shopping center located in Virginia Beach, VA for $87.0 million. The property is anchored by strong retailers including Ross, Best Buy, Ulta, Five Below, Old Navy and Dollar Tree. It benefits from several submarket drivers within five miles of the asset including Naval Station Oceana and several education and medical facilities. As the dominant center in the region, this higher-yielding asset has a diverse mix of necessity, entertainment, food and soft foods retailers that complement the market.

Two Property Portfolio, Frederick, MD (Fund V). In August, Fund V, a 90% partner in the joint venture with DLC Management Corp., closed on a two-asset portfolio totaling $54.9 million. Both assets are in Frederick, Maryland, a growing market ideally positioned as a suburb to both Washington DC and Baltimore.

Frederick Crossing, a 300,000 square-foot center anchored by Kohl’s, Best Buy, Ross and Dollar Tree, was purchased for $33.1 million. The asset is the dominant center in the market with above-average sales and strong stability exhibited through several recent tenant renewals and extensions.

Frederick County Square, a 225,000 square-foot Kmart anchored center was purchased for $21.8 million. This center was purchased well below replacement cost at an attractive yield affording the optionality to accretively redevelop the center to take advantage of an increasing crop of tenants interested in expanding into this growing market.

Fund Dispositions

The Company completed the following dispositions during the third quarter of 2019:

938 W North Avenue, Chicago, IL (Fund IV). In September, Fund IV completed the disposition of 938 W North Avenue for $32.0 million, a three-story, 32,000 square-foot building in Lincoln Park. In November 2013, the Fund acquired the property with the opportunity to recapture Restoration Hardware’s prime, below-market corner space. During its ownership, the Fund modernized the facade and leased 100% of the vacant space to lululemon for a new marketplace concept. This sale generated a 6.1% IRR and 1.2x multiple on the Fund’s equity investment.

Nostrand Avenue, Brooklyn, NY (Fund III). In August, Fund III completed the disposition of Nostrand Avenue for $27.7 million, a 70,000 square-foot property. In March 2017, the Fund executed an expansion of Silver Star Meat Market, the property’s grocery anchor, from 5,000 square-foot to 9,000 square-foot and extended the term of the lease for 20 years to 2037. The property’s facade was replaced to present a unified, refreshed look and finished white boxes were delivered to tenants with respect to the second-floor office space. Nostrand Avenue is the primary north-south artery in the neighborhood and has become its main retail shopping corridor. This sale generated a 3.1% IRR and 1.2x multiple on the Fund’s equity investment.

JFK Plaza, Waterville, ME (Fund IV). In July, Fund IV completed the disposition of JFK Plaza, a property within the Northeast Grocery Portfolio for $7.8 million. During its ownership, the Fund stabilized the asset through tenant lease extensions with T.J. Maxx and Jo-Ann stores.

The Company does not report return metrics for partial sales of portfolio transactions.

BALANCE SHEET

The Company further strengthened its already solid balance sheet by match and pre-funding its Core acquisition activity. The Company raised proceeds of $61.6 million during the quarter and $137.8 million year to date through September 30, 2019 at an average gross price per share in excess of $28.60 through the Company’s ATM program.

Through match funding, the Company strengthened its already-solid, low-leveraged balance sheet. As of September 30, 2019, the Company’s net debt to EBITDA ratio for the Core Portfolio was 4.7x, with substantially all of its Core Portfolio debt fixed at an average rate of 3.8%.

During October, the Company exercised the accordion on its credit facility, increasing its revolver capacity from $150.0 million to $250.0 million.

2019 GUIDANCE

The Company tightened its annual 2019 earnings per share and FFO guidance ranges as follows: earnings per share $0.44 to $0.50 and FFO per share $1.40 to $1.42. The FFO guidance for the fourth quarter does not incorporate any significant transactional or other non-recurring items. The Company reaffirms its annual same property net operating income growth guidance of 3.5% to 4.5%.

•

Presented below is the revised 2019 guidance reflecting the accretive impact of its external growth described above and the continued strength in its Core Portfolio compared to the revised second quarter 2019 guidance:

	2019 Guidance
	Revised	Prior

Net income per share attributable to Common Shareholders	$0.44 to $0.50	$0.39 to $0.46
Impact of transactional activity and tenant recapture	(0.09) to (0.13)	(0.09) to (0.12)
Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share)	0.96	0.96
Gain on disposition of properties (net of noncontrolling interests' share)	(0.03)	—
Noncontrolling interest in Operating Partnership	0.02	0.02
Funds from operations, prior to additional transactional activity, per share	1.30 to 1.32	1.28 to 1.32

Fund acquisitions and related fees	0.01	0.01 to 0.02
Net Promote and other transactional income	0.02	0.02 to 0.03
Accelerated tenant recapture - GAAP adjustments	0.07	0.07
Funds from operations per share attributable to Common Shareholders and Common OP Unit holders	$1.40 to $1.42	$1.38 to $1.44

CONFERENCE CALL

Management will conduct a conference call on Thursday, October 24, 2019 at 12:00 PM ET to review the Company’s earnings and operating results. Dial-in and webcast information is listed below.

Live Conference Call:

Date:            Thursday, October 24, 2019

Time:           12:00 PM ET

Dial#:         844-309-6711

Passcode:     “Acadia Realty” or “9779466”

Webcast (Listen-only):  www.acadiarealty.com under Investors, Presentations & Events

Phone Replay:

Dial#:            855-859-2056

Passcode:      “9779466”

Available Through:     Thursday, October 31, 2019

Webcast Replay:      www.acadiarealty.com under Investors, Presentations & Events

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual - Core and Fund - operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential investment opportunities. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 19, 2019 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) political and economic uncertainty; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses; (xii) information technology security threats and (xiii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations (a)

(dollars and Common Shares in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Rental income	$72,191	$51,003	$214,490	$150,838
Expense reimbursements (b)	—	13,194	—	35,000
Other	1,136	1,330	3,053	4,116
Total revenues	73,327	65,527	217,543	189,954
Operating expenses
Depreciation and amortization	32,170	28,676	92,807	86,755
General and administrative	8,222	7,982	25,579	24,359
Real estate taxes	10,225	11,538	29,680	27,528
Property operating	13,180	10,113	37,267	30,709
Impairment charge	321	—	1,721	—
Other operating	—	270	—	655
Total operating expenses	64,118	58,579	187,054	170,006

Gain on disposition of properties	12,056	5,107	14,070	5,140
Operating income	21,265	12,055	44,559	25,088

Equity in earnings of unconsolidated affiliates	1,299	376	7,129	7,079
Interest income	1,748	3,513	6,247	10,539
Other income	5,034	—	6,947	—
Interest expense	(19,103)	(18,077)	(56,721)	(50,882)
Income (loss) from continuing operations before income taxes	10,243	(2,133)	8,161	(8,176)
Income tax provision	(1,403)	(464)	(1,622)	(851)
Net income (loss)	8,840	(2,597)	6,539	(9,027)
Net loss attributable to noncontrolling interests	1,618	11,822	25,196	33,336
Net income attributable to Acadia	$10,458	$9,225	$31,735	$24,309

Less: net income attributable to participating securities	(38)	(66)	(134)	(158)
Net income attributable to Common Shareholders - basic and diluted earnings per share	$10,420	$9,159	$31,601	$24,151

Weighted average shares for diluted earnings per share	84,888	81,566	83,552	82,245

Net Earnings per share - basic and diluted (c)	$0.12	$0.11	$0.38	$0.29

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Funds From Operations (a, d)

(dollars and Common Shares and Units in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net income attributable to Acadia	$10,458	$9,225	$31,735	$24,309

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share)	22,436	21,141	66,157	63,812
Impairment charge (net of noncontrolling interests' share)	74	—	395	—
Gain on disposition of properties (net of noncontrolling interests’ share)	(2,758)	(994)	(3,142)	(994)
Income attributable to Common OP Unit holders	649	596	2,031	1,572
Distributions - Preferred OP Units	135	135	405	404
Funds from operations attributable to Common Shareholders and Common OP Unit holders	$30,994	$30,103	$97,581	$89,103

Funds From Operations per Share - Diluted
Weighted average number of Common Shares and Common OP Units (e)	90,683	87,251	89,404	87,900
Diluted Funds from operations, per Common Share and Common OP Unit	$0.34	$0.35	$1.09	$1.01

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Operating Income to Net Property Operating Income (“NOI”) (a)

(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Consolidated operating income	$21,265	$12,055	$44,559	$25,088
Add back:
General and administrative	8,222	7,982	25,579	24,359
Depreciation and amortization	32,170	28,676	92,807	86,755
Impairment charge	321	—	1,721	—
Less:
Above/below market rent, straight-line rent and other adjustments	(4,338)	(4,387)	(16,970)	(15,491)
Gain on disposition of properties	(12,056)	(5,107)	(14,070)	(5,140)
Consolidated NOI	45,584	39,219	133,626	115,571

Noncontrolling interest in consolidated NOI	(13,157)	(9,482)	(38,217)	(26,913)
Less: Operating Partnership's interest in Fund NOI included above	(3,480)	(2,477)	(10,292)	(6,938)
Add: Operating Partnership's share of unconsolidated joint ventures NOI (f)	6,288	6,280	19,553	18,356
NOI - Core Portfolio	$35,235	$33,540	$104,670	$100,076

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets (a)

(dollars in thousands)

	As of
	September 30, 2019	December 31, 2018
ASSETS
Investments in real estate, at cost
Land	$733,679	$710,469
Buildings and improvements	2,840,206	2,745,982
Construction in progress	38,458	44,092
Properties under capital lease (b)	—	76,965
Right-of-use assets - finance leases (b)	93,796	—
Right-of-use assets - operating leases (b)	55,717	—
	3,761,856	3,577,508
Less: Accumulated depreciation and amortization	(473,479)	(416,657)
Operating real estate, net	3,288,377	3,160,851
Real estate under development	250,278	120,297
Net investments in real estate	3,538,655	3,281,148
Notes receivable, net	94,807	109,613
Investments in and advances to unconsolidated affiliates	372,478	262,410
Other assets, net	200,588	208,570
Cash and cash equivalents	48,140	21,268
Restricted cash	12,867	13,580
Rents receivable	59,071	62,191
Assets of properties held for sale	2,939	—
Total assets	$4,329,545	$3,958,780

LIABILITIES
Mortgage and other notes payable, net	$1,029,678	$1,017,288
Unsecured notes payable, net	625,677	533,257
Accounts payable and other liabilities (b)	403,297	286,072
Dividends and distributions payable	26,017	24,593
Distributions in excess of income from, and investments in, unconsolidated affiliates	15,353	15,623
Total liabilities	2,100,022	1,876,833
Commitments and contingencies
EQUITY
Acadia Shareholders' Equity
Common shares, $0.001 par value, authorized 200,000,000 shares, issued and outstanding 86,644,196 and 81,557,472 shares, respectively	87	82
Additional paid-in capital	1,692,659	1,548,603
Accumulated other comprehensive (loss) income	(44,138)	516
Distributions in excess of accumulated earnings	(129,026)	(89,696)
Total Acadia shareholders’ equity	1,519,582	1,459,505
Noncontrolling interests	709,941	622,442
Total equity	2,229,523	2,081,947
Total liabilities and equity	$4,329,545	$3,958,780

ACADIA REALTY TRUST AND SUBSIDIARIES

Notes to Financial Highlights:

(a)

For additional information and analysis concerning the Company’s balance sheet and results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

(b)

Effective January 1, 2019, expense reimbursements are combined with Rental income on the consolidated statements of income, right-of-use assets have been established under operating real estate and lease liabilities within accounts payable and other liabilities on the consolidated balance sheets in accordance with Accounting Standards Codification 842, Leases. For more information about the implementation of ASC 842, please refer to the Company’s current Quarterly Report on Form 10-Q.

(c)

Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

(d)

The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

(e)

In addition to the weighted-average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted-average 5,082 thousand and 4,929 thousand OP Units into Common Shares for the quarters ended September 30, 2019 and 2018 and 5,140 thousand and 4,954 thousand OP Units into Common Shares for the nine months ended September 30, 2019 and 2018, respectively. Diluted FFO also includes: (i) the assumed conversion of Preferred OP Units into 499 thousand Common Shares for the quarters ended September 30, 2019 and 2018 and for the nine months ended September 30, 2019 and 2018; and (ii) the effect of 213 thousand and 258 thousand restricted share units and LTIP units for the quarters ended September 30, 2019 and 2018 and 213 thousand and 202 thousand for the nine months ended September 30, 2019 and 2018, respectively.

(f)

The Pro-rata share of NOI is based upon our stated ownership percentages in each operating agreement. Does not include the Operating Partnership's share of NOI from unconsolidated joint ventures within the Funds.